Exhibit 99.1

Privia Health Announces Changes to Board of Directors
Distinguished Healthcare Leader Dave Wichmann
and Seasoned CHRO Pam Kimmet to Join Board

ARLINGTON, VA – July 31, 2023 – Privia Health Group, Inc. (Nasdaq: PRVA) today announced the election of David S. Wichmann and Pamela O. Kimmet to its Board of Directors, effective August 1, 2023. Jeff Bernstein, Managing Director of Goldman Sachs, will resign from the Board effective August 1, 2023, following Goldman Sachs’ sale of its ownership position in Privia Health through a secondary offering which closed on May 8, 2023.
Mr. Wichmann served as chief executive officer of UnitedHealth Group (NYSE: UNH) from 2017 to 2021. His career at UnitedHealth Group spanned 23 years in roles of increasing responsibility leading the growth, diversification, and performance of the company's domestic and international businesses, including president, chief financial officer, and head of operations and commercial markets. Prior to that, Mr. Wichmann was a partner at Arthur Andersen & Co. He currently serves on the board of Boston Scientific Corporation (NYSE: BSX).
“By enabling primary care and specialty providers across all reimbursement arrangements, Privia Health’s differentiated operating model positions the company to deliver substantial value for patients, physicians and payers,” Mr. Wichmann said. “I look forward to working with the board and management team to advance Privia’s mission and long-term strategy.”
Ms. Kimmet is the Chief Human Resources Officer (CHRO) of Manulife, a leading international financial services group with global headquarters in Toronto. Prior to that, she served as the CHRO at Cardinal Health, Inc. (NYSE: CAH). Ms. Kimmet previously held a range of HR leadership roles at Coca-Cola Enterprises, The Bear Stearns Companies, Inc., Lucent Technologies, Citigroup, and General Motors. An active member of the human resources industry, Ms. Kimmet serves as chair of the HR Policy Association, and she was also the past chair of its Center for Executive Compensation. She currently serves on the board for the Center for Advanced Human Resources Studies at Cornell University, and the board for the Center for Executive Succession at the University of South Carolina. She previously served on Manulife’s Board of Directors from 2016 to 2018 and Perspecta, Inc.’s Board from 2017 to 2021.
“Privia Health is helping to transform the health care system by enabling physicians to practice more effectively and deliver better patient outcomes at lower cost. Privia’s unique model focuses on optimizing the use of human capital, which is critical to the success of value-based care. I look forward to working with the board and management team to support the Company’s growth and success,” Ms. Kimmet said.
“These changes continue the process of broadening the capabilities and expertise of our Board of Directors,” said David King, Chairman of the Privia Health Board of Directors. “Dave Wichmann’s career has focused on delivering better patient outcomes at lower cost, and he brings unique insights to our board in value-based care and healthcare innovation. Pam Kimmet is a proven leader with broad experience across the corporate landscape, and extensive human capital expertise gained in businesses both in and out of healthcare,” King added. “We welcome both Dave and Pam to the board and look forward to their valuable contributions as Privia Health continues to grow and expand as a national leader in physician enablement. In addition, on behalf of our entire board, we thank Jeff Bernstein for his important contributions to Privia Health during his time as a board member.”

About Privia Health
Privia Health™ is a technology-driven, national physician enablement company that collaborates with medical groups, health plans, and health systems to optimize physician practices, improve patient experiences, and reward doctors for delivering high-value care in both in-person and virtual settings. The Privia Platform is led by top industry talent and exceptional physician leadership, and consists of scalable operations and end-to-end, cloud-based technology that reduces unnecessary healthcare costs, achieves better outcomes, and improves the health of patients and the well-being of providers. For more information, visit priviahealth.com.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain statements that constitute “forward-looking statements.” These forward- looking statements are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond Privia Health’s control, which could cause actual results to differ materially from those indicated in the forward-looking statements. Those factors include, but are not limited to, the risk factors set forth in Privia Health’s filings with the SEC, including Privia Health’s most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K, as the case may be. Copies are available on the SEC’s website at www.sec.gov. Privia Health undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact
Robert Borchert
SVP, Investor & Corporate Communications
IR@priviahealth.com
817.783.4841

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